Exhibit 99

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE ANNOUNCES CME TERM SOFR AS

REPLACEMENT REFERENCE RATE FOR OUTSTANDING

U.S. DOLLAR LIBOR-LINKED SECURITIES AND OTHER INSTRUMENTS

New York, March 1, 2023 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) announced today that, after June 30, 2023, CME Term SOFR will be the replacement reference rate for certain outstanding floating rate and fixed-to-floating rate debt securities, preferred stock and certificates of deposit issued by JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC and JPMorgan Chase Bank, N.A. (the “Issuers”) that use U.S. dollar LIBOR as the reference rate and that are governed by New York or Delaware law.

In accordance with the Adjustable Interest Rate (LIBOR) Act (the “LIBOR Act”) and the regulation issued by the Board of Governors of the Federal Reserve System on December 16, 2022 implementing the LIBOR Act (the “LIBOR Rule”), the applicable tenor of CME Term SOFR will be the reference rate for calculations of the amount of interest or dividends payable with respect to interest or dividend periods with reference rate determination dates occurring after June 30, 2023 on the following types of securities and other instruments that remain outstanding and that currently use one-month or three-month U.S. dollar LIBOR as the reference rate or will use three-month U.S. dollar LIBOR as the reference rate during a floating rate period:

•	floating rate or fixed-to-floating rate debt securities issued by JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC or JPMorgan Chase Bank, N.A.

•	fixed-to-floating rate preferred stock (represented by depositary shares) issued by JPMorgan Chase & Co.

•	floating rate or fixed-to-floating rate FDIC-insured certificates of deposit issued by JPMorgan Chase Bank, N.A.

In the case of any of the above securities or instruments that require the applicable Issuer or its calculation agent to select a successor reference rate following the cessation of the publication of one-month or three-month U.S. dollar LIBOR on a representative basis, one-month and three-month CME Term SOFR, respectively, have been selected as the applicable successor rates.

Investor Contact:	Mikael Grubb	Media Contact:	Joseph Evangelisti
	212-270-2479		212-270-7438

The replacement rate, and therefore calculation of the amount of interest or dividends payable on the above securities or instruments for interest or dividend periods with reference rate determination dates that occur after June 30, 2023, will also include the applicable tenor spread adjustment of 0.26161% per annum or 0.11448% per annum (in the case of securities or instruments that reference three-month LIBOR or one-month LIBOR, respectively), as specified in the LIBOR Act.

This announcement does not apply to any U.S. dollar LIBOR-linked securities or other instruments issued by the Issuers that are not governed by New York or Delaware law.

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $3.7 trillion in assets and $292.3 billion in stockholders’ equity as of December 31, 2022. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact:	Mikael Grubb	Media Contact:	Joseph Evangelisti
	212-270-2479		212-270-7438